EXHIBIT 23.1
                          CONSENT OF ERNST & YOUNG LLP



We consent to the incorporation by reference in the Registration Statement (Form S-8) relating to the Miravant Medical Technologies 1996 Stock Compensation Plan, the Miravant Medical Technologies 1992 Stock Option Plan, the Miravant Medical Technologies Non-Employee Directors' Stock Option Plan and the Miravant Medical Technologies Employment Agreement Stock Options of our report dated March 4, 1999 with respect to the consolidated financial statements of Miravant Medical Technologies included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                    /S/ ERNST & YOUNG LLP
                                    ---------------------
                                        ERNST & YOUNG LLP


Woodland Hills, California
December 20, 1999